October 16, 2024

Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

Re:	Jackson National Life Insurance Company Jackson National Separate Account - I File Nos. 333-178774 and 811-08664

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the Post-Effective Amendment No. 30 to the Registration Statement on Form N-4 for the Flexible Premium Variable and Fixed Deferred Annuity Contracts (the “Contracts”) to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account - I.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1	Jackson National Separate Account - I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2	Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Post-Effective Amendment No. 30 to the Registration Statement.

Very truly yours,

/s/ ALISON SAMBORN

Alison Samborn
Assistant Vice President,
Insurance Legal & Product Development

Jackson® is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).